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EXHIBIT 8.1       LIST OF SUBSIDIARIES OF OFFSHORE SYSTEMS INTERNATIONAL LTD.
                  AND THEIR JURISDICTIONS

         Offshore Systems Ltd., British Columbia

         OSI Geomatics Ltd. (formerly Offshore Charts Ltd.), Yukon Territory

         OSI Geomatics Inc. (formerly Offshore Systems International Inc.), Washington, United States

         Offshore Survey and Positioning Services, British Columbia

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